FORM OF

                         EXPENSE LIMITATION UNDERTAKING

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105

                                                                     May 1, 2004

ALLIANCEBERNSTEIN VARIABLE
PRODUCTS SERIES FUND, INC.
1345 Avenue of The Americas
New York, New York 10105

Dear Sirs:

          Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by your AllianceBernstein Wealth Appreciation Strategy Portfolio and AllianceBernstein Balanced Wealth Strategy Portfolio (each a "Portfolio" and together the "Portfolios") to be limited to 1.20% and 1.45% of your aggregate average daily net assets for Classes A and B of each Portfolio, respectively (the "Limitation"). To determine the amount of a Portfolio's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Portfolio (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio current day (the "Allowable Expenses"). If the expenses of a Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating on May 1, 2006. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

          We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Portfolios on Form N-1A with the Securities and Exchange Commission, in accruing each Portfolio's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                              Very truly yours,

                                              ALLIANCE CAPITAL MANAGEMENT L.P.

                                              By: Alliance Capital Management
                                                  Corporation, its general
                                                  partner

                                              By: /s/
                                                  ---------------------------

00250 0292 609543